Integrated Environmental

Technologies, Inc.

March 18, 2005

Ms. C. Vicki Weigle

Proprietor

La Belle Amie Vineyard, LLC

1120 St. Joseph Road

Little River, SC 29566

Subject: Cooperative Research Agreement

Dear Ms. Weigle,

Bill Prince and Larry Jones, of Integrated Environmental Technologies, Inc., have met with Chuck Bell and Al Ienco on several occasions to discuss the technology of electro-chemical activation (ECA) and its possible use in vineyard operations. We have determined that the technology has significant potential for managing microbiological pathogens in the growing, processing and bottling activities of wine production.

La Belle Amie Vineyard has agreed to dedicate 25-30 vines in the older part of the vineyard for studies to determine the effect of anolyte solutions for control of both surface and systemic bacteria, fungi, mold, mildew and other microbiological pathogens. In addition, studies are planned for the use of anolyte solutions for hard surface disinfection, liquid dips, spray applications and irrigation water.

Of particular interest is the effect that anolyte might have on Pierce's disease, a systemic bacterium, that will be fatal to infected vines unless the bacterium is removed through pruning or treatment with a systemic biocide. Working with coastal Carolina University and La Belle Amie personnel, IET proposes to perform studies to evaluate the efficacy of anolyte uptake through the infected vine's root system and record improvements in the health of infected vines, through the elimination of the bacterium Xylella Fastidiosa in the xylem of the infected vines. IET proposes to treat infected vines with anolyte spray at 120-150 ppm FAC and anolyte irrigation water at 3-5ppm FAC and record the results of the treatment. Non diseased vines will also receive anolyte solutions during the growing season and data will be collected on the impact the solutions have on the health and growth characteristics of both vines and fruit.

Our studies are planned to begin with the spring spray regimes, which will start around the first of April, 2005. The solutions to be evaluated will be produced at IET's facility in Little River, SC and delivered to the vineyard, or will be generated on-site using a demonstration EcaFloTM unit provided by IET. We anticipate the initial requirements for concentrated solutions would be approximately 35 gallons of 500 ppm FAC anolyte for each spray and irrigation application.

We understand that La Belle Amie Vineyard limits the use of chemicals to control insects and microorganisms and the environmentally friendly nature of EcaFloTM solutions will comply with that practice.

From discussions with Chuck Bell, we learned that within 30 days of initial treatment it would be possible to determine if anolyte is effective against Pierce's disease. We would propose to treat and study infected vines for a period of at least 60 days. We would work with vineyard personnel to determine a program for spray and irrigation with vineyard personnel to determine a program for spray and irrigation procedures for the remaining vines throughout the growing season.

EcaFloTM  biocide solutions will also be evaluated for hard surface disinfection for applications such as bottle washing and disinfection of crushing equipment and fermentation tanks. Tests are planned to evaluate dipping solutions for microbial control on fruit prior to processing and on corks to reduce corkage.

IET and La Belle Amie Vineyard are prepared to begin this cooperative program April 1, 2005 and we acknowledge our mutual interests as attested below.

/s/                                                                                                             /s/Chuck Bell

For IET, Inc.                                                                                             For La Belle Amie Vineyard, LLC

3/18/05                                                                                                    3/18/05

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